EXHIBIT 99.1

Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002
Summit Midstream Partners, LP Reports Third Quarter 2022
Financial and Operating Results
Houston, Texas (November 3, 2022) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today its financial and operating results for the three months ended September 30, 2022, and also reiterated its expectation of achieving the high-end of its previously announced 2022 Adjusted EBITDA guidance range of $205 to $220 million.
Third Quarter 2022 Highlights & Management Commentary
•Net loss of $7.8 million, primarily driven by non-cash impairments associated with the Bison sale
•Increased adjusted EBITDA by 8.5% to $54.7 million from $50.5 million for the second quarter of 2022
•Increased Distributable Cash Flow by 16.2% to $29.8 million from $25.6 million for the second quarter of 2022
•Completed the sale of the Bison Gas Gathering System in the Williston Basin for $40 million in cash
•Reduced total debt by $66 million and increased liquidity to $319.6 million
•Announced $305 million synergistic and accretive bolt-on acquisitions in the DJ Basin at an attractive 4.0x 2023 projected EBITDA multiple; partially financed with a new issuance of $85 million of 8.5% Senior Secured Second Lien Notes due 2026
•Expect 2023 Adjusted EBITDA to exceed $300 million and generate more than $125 million of free cash flow inclusive of the DJ Basin acquisitions
Heath Deneke, President, Chief Executive Officer and Chairman, commented, “Summit's third quarter 2022 financial and operating results further positions us to achieve the high-end of our previously announced 2022 Adjusted EBITDA guidance range of $205 to $220 million. We continue to see strong momentum in all our operating segments, with 39 wells connected during the quarter and another 40 wells expected in the fourth quarter. We remain excited about the productivity of the new wells that have been brought online, particularly in the Utica shale, Barnett shale and Williston basin. We experienced nearly 40% volume growth behind OGC with the addition of only 12 new wells. In the Barnett, 8 new wells were brought online and while volumes were relatively flat sequentially, we expect volumes to increase in the fourth quarter. Liquids volumes increased over 20% in the Williston basin and with several new wells expected in the near term, we expect volumes to continue to grow.
Given our strong momentum in the back-half of 2022 and the expected addition of more than 275 wells in 2023, pro forma for the DJ Basin acquisitions, we expect 2023 Adjusted EBITDA to exceed $300 million, resulting in more than $125 million in free cash flow and a meaningful reduction in total leverage to approximately 4.25x at year-end 2023. To the extent that similar well connection activity we are anticipating in 2023 across our operating footprint persists into 2024, we would expect to approach our long-term total leverage target of sub-3.5x in 2024, a major milestone for all of Summit’s stakeholders. We are actively pursuing strategic and commercial initiatives that could further accelerate de-levering and believe that our achievements in 2022 illustrate the flexibility of our business. The divestitures of Bison and Lane G&P this year, significant free cash flow generation year-to-date and the fully committed $85 million debt financing, positioned us to announce the synergistic and accretive bolt-on acquisitions in the DJ Basin. These transactions met all our key investment criteria and align with our corporate strategy to maximize value through disciplined investing, focusing on strategic, synergistic, and high free cash flowing assets that align with our balance sheet and ESG objectives.”
Third Quarter 2022 Business & Financial Highlights
SMLP’s average daily natural gas throughput for its wholly owned operated systems decreased by 23 MMcf/d to 1,177 MMcf/d, and liquids volumes increased by 12 Mbbl    /d to 66 Mbbl/d, relative to the second quarter of 2022. The decline in natural gas volumes was due to the Lane G&P divestiture on June 30, 2022 which contributed 27 MMcf/d in the second quarter of 2022. OGC natural gas throughput increased 221 MMcf/d to 783 MMcf/d and generated $7.7 million of adjusted EBITDA net to SMLP for the third quarter of 2022. Double E Pipeline gross volumes transported were flat at 314 MMcf/d and generated $5.1 million of adjusted EBITDA net to SMLP for the third

EXHIBIT 99.1
quarter of 2022. SMLP’s customers are currently operating eight drilling rigs on acreage behind SMLP's gathering systems and we expect approximately 40 wells to be connected in the fourth quarter of 2022.

Natural gas price driven segments:
•Natural gas price-driven segments had combined quarterly segment adjusted EBITDA of $41.5 million and combined capital expenditures of $3.0 million in the third quarter of 2022.
•Northeast segment adjusted EBITDA of $19.4 million increased by $0.8 million from the second quarter of 2022, primarily due to a 0.8% increase in volume on our wholly-owned systems and a 39% increase in volume at our OGC joint venture. We connected 4 new wells behind our wholly-owned SMU system in August 2022 that produced approximately 100 MMcf/d during the third quarter. We experienced nearly 40% volume growth behind our OGC joint venture with the addition of only 12 new wells connected to the system during the quarter. There are currently five rigs running and over 25 DUCs behind the SMU and OGC systems. We expect another 5 to 10 wells to come online in the fourth quarter of 2022 behind OGC.
•Piceance segment adjusted EBITDA of $14.2 million decreased by $1.1 million from the second quarter of 2022. Volume throughput decreased by 2.1% from the prior quarter, primarily due to natural production declines and a $0.8 million increase in operating expenses primarily due to a $0.6 million increase in estimated annual property taxes. We now expect 17 wells currently being drilled to be turned-in-line by one of our anchor customers in the first quarter of 2023, due to a slight delay in completion timing, but don’t expect this to materially impact 2022 financial results.
•Barnett segment adjusted EBITDA of $7.9 million increased by $0.6 million relative to the second quarter of 2022 primarily due to a 2.0% increase in volume throughput and a $0.2 million increase in natural gas sales. There were 8 new wells connected to the system during the quarter and while segment volumes were relatively flat sequentially, we expect continued growth in volumes in the fourth quarter of 2022. The next set of wells to come online are expected in the first quarter of 2023.
Oil price driven segments
•Oil price-driven segments generated $19.1 million of combined segment adjusted EBITDA in the third quarter of 2022 and had combined capital expenditures of $2.7 million.
•Permian segment adjusted EBITDA of $4.9 million was flat relative to the second quarter of 2022. Double E gross volume throughput averaged 314 MMcf/d during the third quarter of 2022, flat relative to the second quarter of 2022. There continue to be over 100 rigs running in Eddy and Lea Counties, New Mexico, which we believe will be a catalyst for additional volumes and long-term take-or-pay contracts behind our Double E joint venture.
•Rockies segment adjusted EBITDA of $14.3 million increased $0.4 million relative to the second quarter of 2022, primarily due to a 12 Mbbl/d, or 22% increase in liquids volumes. Volume growth was primarily driven by a return of previously interrupted volumes from the winter storm during the second quarter of 2022 and 9 new wells connected during the quarter. The segment was negatively impacted by a one-time $0.7 million contract adjustment attributable to our DJ Basin business. There are currently two rigs running with over 50 DUCs behind the system and approximately 40 wells expected to come online in the fourth quarter of 2022.

EXHIBIT 99.1
The following table presents average daily throughput by reportable segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Average daily throughput (MMcf/d):
Northeast (1)	637	751	670	784
Rockies	31	36	30	36
Permian (1)	—	24	18	28
Piceance	305	321	310	329
Barnett	204	201	200	197
Aggregate average daily throughput	1,177	1,333	1,228	1,374

Average daily throughput (Mbbl/d):
Rockies	66	63	62	64
Aggregate average daily throughput	66	63	62	64

Ohio Gathering average daily throughput (MMcf/d) (2)	783	503	648	525

Double E average daily throughput (MMcf/d) (3)	314	—	272	–
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.
(2)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(3)Gross basis, represents 100% of volume throughput for Double E.

EXHIBIT 99.1
The following table presents adjusted EBITDA by reportable segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)		(In thousands)
Reportable segment adjusted EBITDA (1):
Northeast (2)	$19,353	$20,720	$57,989	$64,274
Rockies	14,262	18,722	43,991	49,606
Permian (3)	4,882	1,422	13,848	4,014
Piceance	14,249	18,908	45,367	60,266
Barnett	7,864	9,637	24,397	26,542
Total	$60,610	$69,409	$185,592	$204,702
Less: Corporate and Other (4)	5,868	8,265	23,630	20,985
Adjusted EBITDA	$54,742	$61,144	$161,962	$183,717
__________
(1)We define segment adjusted EBITDA as total revenues less total costs and expenses, plus (i) other income, (ii) our proportional adjusted EBITDA for equity method investees, (iii) depreciation and amortization, (iv) adjustments related to MVC shortfall payments, (v) adjustments related to capital reimbursement activity, (vi) unit-based and noncash compensation, (vii) impairments and (viii) other noncash expenses or losses, less other noncash income or gains.
(2)Includes our proportional share of adjusted EBITDA for Ohio Gathering, subject to a one-month lag. We define proportional adjusted EBITDA for our equity method investees as the product of (i) total revenues less total expenses, excluding impairments and other noncash income or expense items and (ii) amortization for deferred contract costs; multiplied by our ownership interest during the respective period.
(3)Includes our proportional share of adjusted EBITDA for Double E. We define proportional adjusted EBITDA for our equity method investees as the product of total revenues less total expenses, excluding impairments and other noncash income or expense items; multiplied by our ownership interest during the respective period.
(4)Corporate and Other represents those results that are not specifically attributable to a reportable segment or that have not been allocated to our reportable segments, including certain general and administrative expense items and natural gas and crude oil marketing services.
Capital Expenditures
Capital expenditures totaled $6.2 million in the third quarter of 2022, inclusive of maintenance capital expenditures of $2.3 million. Capital expenditures in the third quarter of 2022 were primarily related to growth projects to connect new pad sites in our Northeast and Rockies segments. With $21.0 million of capital expenditures year-to-date, we expect total capital expenditures in 2022 to be around the midpoint of our original guidance range of $20 million to $35 million.

	Nine Months Ended September 30,
	2022	2021
	(In thousands)
Cash paid for capital expenditures (1):
Northeast	$7,520	$6,772
Rockies	6,204	3,512
Permian	1,406	349
Piceance	4,350	(32)
Barnett	248	731
Total reportable segment capital expenditures	$19,728	$11,332
Corporate and Other	1,227	448
Total cash paid for capital expenditures	$20,955	$11,780
__________
(1)Excludes cash paid for capital expenditures by Ohio Gathering and Double E due to equity method accounting.

EXHIBIT 99.1
Capital & Liquidity
As of September 30, 2022, SMLP had $85 million drawn under its $400 million ABL Revolver and $309.1 million of borrowing availability, after accounting for $5.9 million of issued, but undrawn, letters of credit. As of September 30, 2022, SMLP's gross availability based on the borrowing base calculation in the credit agreement was $563 million, which is $163 million greater than the $400 million of lender commitments to the ABL Revolver. Pro forma for the previously announced Outrigger DJ Midstream LLC and Sterling Energy Investments LLC acquisitions, SMLP expects to have approximately $325 million drawn under its $400 million ABL Revolver at year end 2022. As of September 30, 2022 SMLP was in compliance with all financial covenants, including interest coverage of 2.57x relative to a minimum interest coverage covenant of 2.0x and first lien leverage ratio of 0.38x relative to a maximum first lien leverage ratio of 2.5x. As of September 30, 2022, SMLP reported a total leverage ratio of 5.21x.
As of September 30, 2022, the Permian Transmission Credit Facility balance was $156.6 million, a reduction of $3.4 million relative to the December 31, 2021 balance of $160.0 million due to scheduled mandatory amortization. The Permian Transmission Term Loan remains non-recourse to SMLP.
MVC Shortfall Payments
SMLP billed its customers $7.8 million in the third quarter of 2022 related to MVC shortfalls. For those customers that do not have MVC shortfall credit banking mechanisms in their gathering agreements, the MVC shortfall payments are accounted for as gathering revenue in the period in which they are earned. In the third quarter of 2022, SMLP recognized $10.1 million of gathering revenue associated with MVC shortfall payments. SMLP had no adjustments to MVC shortfall payments in the third quarter of 2022. SMLP’s MVC shortfall payment mechanisms contributed $10.1 million of total adjusted EBITDA in the third quarter of 2022.

	Three Months Ended September 30, 2022
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$—	$—	$—	$—
Total net change	$—	$—	$—	$—

MVC shortfall payment adjustments:
Rockies	$—	$2,246	$—	$2,246
Piceance	6,210	6,210	—	6,210
Northeast	1,608	1,608	—	1,608
Total MVC shortfall payment adjustments	$7,818	$10,064	$—	$10,064

Total (1)	$7,818	$10,064	$—	$10,064
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.

EXHIBIT 99.1

	Nine Months Ended September 30, 2022
	MVC Billings	Gathering revenue	Adjustments to MVC shortfall payments	Net impact to adjusted EBITDA
	(In thousands)
Net change in deferred revenue related to MVC shortfall payments:
Piceance Basin	$288	$288	$—	$288
Total net change	$288	$288	$—	$288

MVC shortfall payment adjustments:
Rockies	$—	$6,739	$—	$6,739
Piceance	18,592	18,592	—	18,592
Northeast	4,674	4,674	—	4,674
Total MVC shortfall payment adjustments	$23,266	$30,005	$—	$30,005

Total (1)	$23,554	$30,293	$—	$30,293
__________
(1)Exclusive of Ohio Gathering and Double E due to equity method accounting.

Quarterly Distribution
The board of directors of SMLP’s general partner continued to suspend cash distributions payable on its common units and on its 9.50% Series A fixed-to-floating rate cumulative redeemable perpetual preferred units (the "Series A Preferred Units") for the period ended September 30, 2022. Unpaid distributions on the Series A Preferred Units will continue to accumulate.
Third Quarter 2022 Earnings Call Information
SMLP will host a conference call at 10:00 a.m. Eastern on November 4, 2022, to discuss its quarterly operating and financial results. The call can be accessed via teleconference at: Q3 2022 Summit Midstream Partners LP Earnings Conference Call (https://register.vevent.com/register/BI0835fc438bc64ded92d518ca8c8d6f95). Once registration is completed, participants will receive a dial-in number along with a personalized PIN to access the call. While not required, it is recommended that participants join 10 minutes prior to the event start. The conference call, live webcast and archive of the call can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). We also present adjusted EBITDA and Distributable Cash Flow, non-GAAP financial measures.
Adjusted EBITDA
We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.
Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful

EXHIBIT 99.1
comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.
Adjusted EBITDA is used as a supplemental financial measure to assess:
•the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;
•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;
•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and
•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of minimum volume commitments shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.
Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:
•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity's financial performance, such as an entity's cost of capital and tax structure;
•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.
We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.
Distributable Cash Flow
We define Distributable Cash Flow as adjusted EBITDA, as defined above, less cash interest paid, cash paid for taxes, net interest expense accrued and paid on the senior notes, and maintenance capital expenditures.
We do not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and (ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on our GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.
About Summit Midstream Partners, LP
SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale

EXHIBIT 99.1
formations in Colorado. SMLP has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity method investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2021 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2022, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2022	December 31, 2021
	(In thousands)
ASSETS
Cash and cash equivalents	$10,450	$7,349
Restricted cash	3,514	12,223
Accounts receivable	57,593	62,121
Other current assets	4,834	5,676
Total current assets	76,391	87,369
Property, plant and equipment, net	1,477,051	1,726,082
Intangible assets, net	144,002	172,927
Investment in equity method investees	513,974	523,196
Other noncurrent assets	28,254	12,888
TOTAL ASSETS	$2,239,672	$2,522,462

LIABILITIES AND CAPITAL
Trade accounts payable	$9,448	$10,498
Accrued expenses	7,999	14,462
Deferred revenue	9,176	10,374
Ad valorem taxes payable	6,353	8,570
Accrued compensation and employee benefits	7,857	11,019
Accrued interest	34,185	12,737
Accrued environmental remediation	1,604	3,068
Current portion of long-term debt	9,009	—
Other current liabilities	11,474	8,509
Total current liabilities	97,105	79,237
Long-term debt, net of issuance costs	1,165,189	1,355,072
Noncurrent deferred revenue	38,793	42,570
Noncurrent accrued environmental remediation	2,272	2,538
Other noncurrent liabilities	29,269	32,357
Total liabilities	1,332,628	1,511,774
Commitments and contingencies

Mezzanine Capital
Subsidiary Series A Preferred Units	115,223	106,325

Partners' Capital
Series A Preferred Units	83,252	169,769
Common limited partner capital	708,569	734,594
Total partners' capital	791,821	904,363
TOTAL LIABILITIES AND CAPITAL	$2,239,672	$2,522,462

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands, except per-unit amounts)
Revenues:
Gathering services and related fees	$61,814	$70,924	$187,465	$215,504
Natural gas, NGLs and condensate sales	16,628	22,121	67,364	59,301
Other revenues	10,240	9,000	29,042	26,599
Total revenues	88,682	102,045	283,871	301,404
Costs and expenses:
Cost of natural gas and NGLs	15,080	21,072	64,162	58,174
Operation and maintenance	21,877	20,781	61,216	54,881
General and administrative	8,550	8,477	31,983	48,414
Depreciation and amortization	28,841	30,992	89,397	87,866
Transaction costs	1,517	1,060	1,750	1,276
Gain on asset sales, net	(99)	(212)	(409)	(352)
Long-lived asset impairments	7,016	248	91,644	1,773
Total costs and expenses	82,782	82,418	339,743	252,032
Other income (expense), net	—	753	(4)	(1,532)
Gain on interest rate swaps	5,527	—	16,491	—
Loss on sale of business	(85)	—	(85)	—
Loss on ECP Warrants	—	—	—	(13,634)
Interest expense	(24,932)	(15,530)	(73,982)	(44,985)
Loss before income taxes and equity method investment income	(13,590)	4,850	(113,452)	(10,779)
Income tax (expense) benefit	68	79	(307)	341
Income from equity method investees	5,734	2,075	14,162	6,694
Net income (loss)	$(7,788)	$7,004	$(99,597)	$(3,744)

Net loss per limited partner unit:
Common unit – basic	$(1.28)	$(0.17)	$(9.68)	$(2.99)
Common unit – diluted	$(1.28)	$(0.17)	$(9.68)	$(2.99)

Weighted-average limited partner units outstanding:
Common units – basic	10,168	6,999	10,003	6,596
Common units – diluted	10,168	6,999	10,003	6,596

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED OTHER FINANCIAL AND OPERATING DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Other financial data:
Net income (loss)	$(7,788)	$7,004	$(99,597)	$(3,744)
Net cash provided by operating activities	36,647	41,514	96,806	127,731
Capital expenditures	6,161	5,818	20,955	11,780
Contributions to equity method investees	—	53,166	8,444	102,109
Adjusted EBITDA	54,742	61,144	161,962	183,717
Cash flow available for distributions (1)	$29,766	$45,736	$87,145	$138,364
Distributions (2)	n/a	n/a	n/a	n/a

Operating data:
Aggregate average daily throughput – natural gas (MMcf/d)	1,177	1,333	1,228	1,374
Aggregate average daily throughput – liquids (Mbbl/d)	66	63	62	64

Ohio Gathering average daily throughput (MMcf/d) (3)	783	503	648	525
Double E average daily throughput (MMcf/d) (4)	314	—	272	–
__________
(1)Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.
(2)Represents distributions declared and ultimately paid or expected to be paid to preferred and common unitholders in respect of a given period. On May 3, 2020, the board of directors of SMLP’s general partner announced an immediate suspension of the cash distributions payable on its preferred and common units.
(3)Gross basis, represents 100% of volume throughput for Ohio Gathering, subject to a one-month lag.
(4)Gross basis, represents 100% of volume throughput for Double E.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Reconciliations of net income to adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$(7,788)	$7,004	$(99,597)	$(3,744)
Add:
Interest expense	24,932	15,530	73,982	44,985
Income tax expense (benefit)	(68)	(79)	307	(341)
Depreciation and amortization (1)	29,076	31,226	90,101	88,570
Proportional adjusted EBITDA for equity method investees (2)	11,949	6,690	33,807	20,403
Adjustments related to capital reimbursement activity (3)	(1,517)	(1,549)	(4,823)	(5,019)
Unit-based and noncash compensation	692	868	2,964	3,883
Gain on asset sales, net	(99)	(212)	(409)	(352)
Long-lived asset impairment	7,016	248	91,644	1,773
Other, net (4)	(3,717)	3,493	(11,852)	40,253
Less:
Income from equity method investees	5,734	2,075	14,162	6,694
Adjusted EBITDA	$54,742	$61,144	$161,962	$183,717
Less:
Cash interest paid	4,054	12,485	46,093	40,353
Cash paid for taxes	—	176	149	191
Senior notes interest adjustment (5)	18,604	512	21,414	512
Maintenance capital expenditures	2,318	2,235	7,161	4,297
Cash flow available for distributions (6)	$29,766	$45,736	$87,145	$138,364
__________
(1)Includes the amortization expense associated with our favorable gas gathering contracts as reported in other revenues.
(2)Reflects our proportionate share of Double E and Ohio Gathering (subject to a one-month lag) adjusted EBITDA.
(3)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(4)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the three months ended September 30, 2022, the amount includes $5.5 million of realized and unrealized gains related to the fair value of interest rate swaps and $0.1 million of severance expenses. For the nine months ended September 30, 2022, the amount includes $16.5 million of realized and unrealized gains related to the fair value of interest rate swaps and $2.5 million of severance expenses. For the three and nine months ended September 30, 2021, the amount includes $2.9 million and $22.2 million, respectively, of losses related to the Blacktail Release. For the nine months ended September 30, 2021, the amount includes a $13.6 million loss related to the change in the fair value of the ECP Warrants.
(5)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(6)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

	Nine Months Ended September 30,
	2022	2021
	(In thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA and distributable cash flow:

Net cash provided by operating activities	$96,806	$127,731
Add:
Interest expense, excluding amortization of debt issuance costs	67,340	39,809
Income tax expense (benefit)	307	(341)
Changes in operating assets and liabilities	(3,969)	(6,626)
Proportional adjusted EBITDA for equity method investees (1)	33,807	20,403
Adjustments related to capital reimbursement activity (2)	(4,823)	(5,019)
Other, net (3)	4,933	28,557
Less:
Distributions from equity method investees	31,764	20,004
Noncash lease expense	675	793
Adjusted EBITDA	$161,962	$183,717
Less:
Cash interest paid	46,093	40,353
Cash paid for taxes	149	191
Senior notes interest adjustment (4)	21,414	512
Maintenance capital expenditures	7,161	4,297
Cash flow available for distributions (5)	$87,145	$138,364
__________
(1)Reflects our proportionate share of Double E and Ohio Gathering adjusted EBITDA, subject to a one-month lag.
(2)Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers (“Topic 606”).
(3)Represents items of income or loss that we characterize as unrepresentative of our ongoing operations. For the nine months ended September 30, 2022, the amount includes $2.5 million of severance expenses. For the nine months ended September 30, 2021, the amount includes $22.2 million of losses related to the Blacktail Release.
(4)Senior notes interest adjustment represents the net of interest expense accrued and paid during the period. Interest on the 2025 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in April 2025. Interest on the 2026 senior notes is paid in cash semi-annually in arrears on April 15 and October 15 until maturity in October 2026.
(5)Represents cash flow available for distribution to preferred and common unitholders. Common distributions cannot be paid unless all accrued preferred distributions are paid. Cash flow available for distributions is also referred to as Distributable Cash Flow, or DCF.

Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP